EX-99.(p)(37)

CODE OF ETHICS TRIUM CAPITAL LLP

MAY 2022

INTRODUCTION

This is the Code of Ethics (the “Code” or “Code of Ethics”) of Trium Capital LLP (“TCL” or “the Firm”).

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

1.	The adviser’s fiduciary duty to its clients;

2.	Compliance with all applicable Federal Securities Laws;

3.	Reporting and review of personal Securities transactions and holdings;

4.	Reporting of violations of the code; and

5.	Delivery of the code to all Supervised Persons.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Head of Compliance.

The Firm expects all Supervised Persons to comply with the spirit of the Code, as well as the specific requirements contained in the Code.

The Firm treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, the Firm may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of this Code. You can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.

The TCL Code of Ethics refers to applicable policies and procedures. Staff must read the TCL Code of Ethics in conjunction with the TCL Compliance Manual, TCL PA Dealing Policy and other separate policies. All TCL policies can be found on the public drive: T:\@ COMPLIANCE POLICIES PUBLIC

All TCL staff are required to make timely Compliance declarations using My Compliance Office (“MCO”). On joining the firm, staff will be given login credentials to the system.

APPROVED BY THE TRIUM EXECUTIVE COMMITTEE: MAY 2022

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AGREEMENT TO ABIDE BY CODE OF ETHICS

This agreement is entered into by and between Trium Capital LLP (“TCL” or “the Firm”) and the Supervised Person whose name and signature is represented below.

I acknowledge that:

•	I have received a copy of TCL’s Code of Ethics;

•	I have read and understand the information contained in the Code of Ethics; and

•	I will abide by the Code of Ethics and any subsequent amendments thereto.

To comply with the TCL Personal Account Dealing Policy and TCL Code of Ethics, I further certify that I have directed each broker with whom I have a Covered Account containing Reportable Securities and to send to Compliance duplicate copies of all periodic statements relating to my accounts or have otherwise complied with the reporting requirements of the TCL Personal Account Dealing Policy and Code of Ethics.

To meet the disclosure requirements of pertinent securities laws, rules and regulations, I further certify that I will disclose all legal and disciplinary events for which I am, or have been personally involved, including information regarding any actions or fines by any regulatory organization.

The TCL Code of Ethics and all policies can be found in the following location T:\@ COMPLIANCE POLICIES PUBLIC

Signature:

Date:

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DEFINITIONS

These terms have special meanings as used in this Code of Ethics, TCL’s Compliance Manual and accompanying policies and procedures. Defined terms from the Firm’s Compliance Manual are incorporated by reference into this Code of Ethics:

Access Person - An “Access Person” is a Supervised Person who has access to non-public information regarding any client’s purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are non-public. All of the Firm’s directors, officers, and partners are presumed to be Access Persons.

Advisers Act – The Investment Advisers Act of 1940.

Automatic Investment Plan - means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Beneficial Interest / Ownership - Means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities, including those owned by Members of the Family/Household who ware living with the Access Person.

Head of Compliance - Means Fredrik Ostlund, or another person that has been designated to perform the functions of Head of Compliance. For purposes of reviewing the Head of Compliance’s own transactions and reports under this Code, the functions of the Head of Compliance are performed by another qualified individual, and shall be clearly denoted in the Firm’s compliance files.

Client - Any person for whom, or entity for which, the Firm serves as an investment adviser, renders investment advice, or makes any investment decisions for compensation is considered a client.

Covered Account - Means any account in which an Access Person has any direct or indirect Beneficial Ownership.

Federal Securities Laws - Means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Material Non-public Information – See subsection “Insider Trading Policy” herein and the Market Conduct section of the TCL Compliance Manual.

Members of the Family/Household - “Members of the Family/Household” include:

A.	A spouse or domestic partner (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support);

B.	Children under the age of 18;

C.	Children who are 18 or older (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support); and

D.	Any person who lives in the Access Person’s household including stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, in-laws, and adoptive relationships.

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Non-Reportable Securities – See the TCL PA Dealing Policy for a list of non-reportable securities.

PPM – A Private Placement Memorandum, also known as an Offering Memorandum.

Private Placement – Also known as a “Limited Offering.” An offering that is exempt from registration pursuant to Sections 4(2) or 4(6) of the Securities Act, or pursuant to Rules 504, 505, or 506 of Regulation D.

Reportable Securities – Means all Securities, except Non-Reportable Securities, in which an Access Person has Beneficial Ownership, as defined in the TCL PA Dealing Policy.

RIC – Registered Investment Company, under the Investment Company Act of 1940.

Restricted List – A list that includes companies and issuers whose securities Supervised Persons are prohibited from trading without first receiving written clearance from the Head of Compliance.

Security or Securities – Means anything that is considered a “security” under the Investment Advisers Act of 1940. This is a very broad definition of security. It includes most kinds of investment instruments, including things that one might not ordinarily think of as “securities,” such as:

A.	Exchange traded funds;

B.	Options on securities, on indexes and on currencies;

C.	Investments in all kinds of limited partnerships;

D.	Investments in foreign unit trusts and foreign mutual funds; and

E.	Investments in private investment funds and hedge funds.

If there is any question or doubt about whether an investment is considered a security or a Reportable Security under this Code, ask the Head of Compliance.

Supervised Person – A “Supervised Person” is any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser. This may also include all temporary workers, consultants, independent contractors, and anyone else designated by the Head of Compliance. For purposes of the Code, such “outside individuals” will generally only be included in the definition of a supervised person, if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code. The Head of Compliance shall make the final determination as to which of these are considered Supervised Persons.

For the purposes of this Code and the TCL PA Dealing Policy, all TCL Staff shall be collectively referred to as Supervised Persons. TCL Staff should be aware that a subset of individuals are also categorized as Access Persons, as defined above.

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FIDUCIARY DUTY STANDARDS

This Code of Ethics is based on the principle that the Firm has a fiduciary duty to place the interests of clients ahead of the Firm’s interests. The Firm must avoid activities, interests, and relationships that might interfere with making decisions in the best interests of the Firm’s clients.

All Supervised Persons will act with competence, dignity, integrity, and in an ethical manner, when dealing with clients, investors, the public, prospects, third-party service providers and fellow Supervised Persons.

The Company Supervised Persons designated as Access Persons by a RIC shall comply with the RIC’s Code of Ethics in addition to the Firm’s Code of Ethics. Additionally, the Head of Compliance will provide to each RIC annually a written report regarding the Firm’s Code of Ethics, in accordance with IC Act Rule 17j-1(c)(2)(ii), and the Firm will comply with the recordkeeping requirements of IC Act Rule 17j-1(f).

We expect all Supervised Persons to adhere to the highest standards with respect to any potential conflicts of interest with clients. As a fiduciary, the Firm must act in its clients’ best interests. Neither the Firm, nor any Supervised Person should ever benefit at the expense of any client. Notify the Head of Compliance promptly if you become aware of any practice that creates, or gives the appearance of, a material conflict of interest.

Guidelines for Professional Standards

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At all times, all Supervised Persons must comply with applicable federal securities laws and must reflect the professional standards expected of those engaged in the investment advisory business, and they shall act within the spirit and the letter of the federal, state, and local laws and regulations pertaining to investment advisers and the general conduct of business. These standards require all personnel to be judicious, accurate, objective, and reasonable in dealing with both clients and other parties so that his or her personal integrity is unquestionable.

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All Supervised Persons are required to report any violation of the Code, by any person, to the Head of Compliance or other appropriate persons of the Firm promptly. Such reports will be held in confidence to the extent practicable. However, the Firm remains responsible for satisfying the regulatory reporting and other obligations that may follow the reporting of a potential violation.

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Supervised Persons must place the interests of clients first. All Supervised Persons must scrupulously avoid serving his or her own personal interests ahead of the interests of the Firm’s clients. In addition, Supervised Persons must work diligently to ensure that no client is preferred over any other client.

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Supervised Persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve the Firm and/or its Supervised Persons on one hand and clients on the other hand will generally be fully disclosed and/or resolved in a way that favours the interests of the clients over the interests of the Firm and its Supervised Persons. If a Supervised Person believes that a conflict of interest has not been identified or appropriately addressed, that Supervised Person should promptly bring the issue to the Head of Compliance’s attention.

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All Supervised Persons are naturally prohibited from engaging in any practice that defrauds or misleads any client, or from engaging in any manipulative or deceitful practice with respect to clients or securities.

•	No Supervised Person may serve on the board of directors of any publicly traded company without prior written permission from the Head of Compliance.

•	Supervised Persons will not cause or attempt to cause any client to purchase, sell, or hold any security in a manner calculated to create any personal benefit, or on behalf of the Firm.

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Supervised Persons must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting the Firm’s services, and engaging in other professional activities.

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Supervised Persons must conduct all personal securities transactions in full compliance with this Code. Doubtful situations should be resolved in favour of clients and in cooperation with the Head of Compliance. Technical compliance with the Code’s provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of the Firm’s fiduciary duties.

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Personal transactions in securities by Access Persons must be transacted to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Firm’s clients. Likewise, Supervised Persons must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with the Firm at the expense of clients, or that otherwise bring into question the person’s judgment.

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Supervised Persons are subject to Insider Trading Policies adopted by the Firm to detect and prevent the misuse of material non-public information. TCL staff must also refer to the Market Conduct section of the TCL Compliance Manual.

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No Supervised Person shall communicate information known to be false to others (including but not limited to clients, prospective clients and other Supervised Persons) with the intention of manipulating financial markets for personal gain.

•	Supervised Persons are prohibited from accepting compensation for services from outside sources without the specific prior written permission of the Head of Compliance.

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When any Supervised Person faces a conflict or potential conflict between his or her personal interest and the interests of clients, he or she is required to immediately report the conflict to the Head of Compliance for instructions regarding how to proceed.

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Supervised Persons must treat recommendations and actions of the Firm as confidential and private matters. Accordingly, we have adopted a Privacy Policy to prohibit the transmission, distribution, or communication of any information regarding securities transactions in client accounts or other non-public information, except to broker-dealers, other bona fide service providers, or regulators in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Firm, without the prior written approval of the Head of Compliance.

•	No Supervised Person shall intentionally sell to or purchase from a client any security or other property without prior written authorization from the Head of Compliance.

•	No Supervised Person shall provide loans or receive loans from clients without the prior written authorization from the Head of Compliance.

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CODE OF ETHICS COMPLIANCE AND ADMINISTRATION

The Head of Compliance administers the Code of Ethics and shall certify compliance with any RIC’s Code of Ethics to the RIC’s Head of Compliance on a quarterly basis. All questions regarding the Code should be directed to the Head of Compliance. You must cooperate to the fullest extent reasonably requested by the Head of Compliance to enable (i) the Firm to comply with all applicable Federal Securities Laws; and (ii) the Head of Compliance to discharge duties under the Code of Ethics.

There are three Reporting Forms that an Access Person must complete under this Code. Additional information about, and copies of, these Reporting Forms are included below. You can also get copies of the Reporting Forms from the Head of Compliance.

Nothing herein shall prohibit or impede in any way a Supervised Person or former Supervised Person from reporting a possible securities law violation directly to the SEC or other regulatory authority. In addition, the Firm will not retaliate in any way against a Supervised Person or former Supervised Person for providing information relating to a possible securities law violation to the SEC or other regulatory authority.

The Firm’s management will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments will be distributed to all Supervised Persons of the Firm, and the Firm shall require each Supervised Person to provide in writing an acknowledgement of their receipt, understanding and acceptance of the change(s).

Supervised Persons are generally expected to discuss any perceived risks or concerns about the Firm’s business practices with their direct supervisor. However, if a Supervised Person is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, the Supervised Person should bring the matter to the Head of Compliance’s attention, or if the supervisor is the Head of Compliance, then to the attention of a Senior Officer of the Firm.

The Firm will distribute the Firm’s Code of Ethics to each Supervised Person upon the commencement of employment or engagement and upon any amendment to the Code of Ethics.

All Supervised Persons must acknowledge that they have received, read, understand, and agree to comply with the Firm’s Code of Ethics by completing the Agreement to Abide by Code of Ethics upon commencement of employment or engagement with the Firm, and annually thereafter. All Supervised Persons will be required to acknowledge in writing receipt of any amendments made to this Code of Ethics.

The Firm will describe its Code of Ethics in Part 2A of Form ADV and, upon request, furnish clients with a copy of the Code of Ethics. All client requests for the Firm’s Code of Ethics should be directed to the Head of Compliance.

The Head of Compliance will maintain a copy of this Code of Ethics in the Firm’s files. Additionally, the Head of Compliance will review the Code of Ethics at least annually to ensure it remains appropriately aligned with the Firm’s advisory business.

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PERSONAL TRADING POLICY

TCL has a Personal Account Dealing Policy that all staff must adhere to. It requires:

1.	Pre-approval for all Pre-Approvable securities, which includes:

•	All single name equities and linked derivatives;

•	IPOs; (see Rule 204A-1(c))

•	Limited offerings (e.g. private placement investments) (see Rule 204A-1(c));

•	Private equity investments

2.	Disclosure of all Covered Accounts, which includes personal brokerage accounts.

3.	Initial and annual holdings reports submitted within 45 days of either joining the firm or after year end.

4.	Quarterly transaction reports submitted within 30 days of quarter-end.

TCL staff must refer to the TCL Personal Account Dealing Policy for the full requirements, contained in Appendix 1 of the TCL Code of Ethics.

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SANCTIONS AND REPORTING VIOLATIONS OF THE CODE

Disciplinary Responses

All disciplinary responses to violations of the Code shall be administered by the Head of Compliance, subject to approval by the COO of the Firm. Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Compliance Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject a Supervised Person to civil, regulatory or criminal sanctions. No Supervised Person will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Supervised Persons must promptly report any suspected violations of the Code of Ethics to the Head of Compliance. To the extent practicable, the Firm will protect the identity of a Supervised Person who reports a suspected violation. However, the Firm remains responsible for satisfying the regulatory reporting and other obligations that may follow the reporting of a potential violation. The Head of Compliance shall be responsible for ensuring a thorough investigation of all suspected violations of the Code and shall maintain a report of all violations. Retaliation against any Supervised Person who reports a violation of the Code of Ethics is strictly prohibited and will be cause for corrective action, up to and including dismissal.

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INSIDER TRADING POLICY

Background

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of Material Non-public Information by such investment adviser or any Supervised Person. Federal Securities Laws have been interpreted to prohibit, among other things, the following activities:

•	Trading by an insider while in possession of Material Non-public Information;

•	Trading by a non-insider while in possession of Material Non-public Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential;

•	Trading by a non-insider who obtained Material Non-public Information through unlawful means such as computer hacking;

•	Communicating Material Non-public Information to others in breach of a fiduciary duty; and

•	Trading or tipping Material Non-public Information regarding an unannounced tender offer.

Definitions

Material Information - “Material Information” generally includes:

•	any information that a reasonable investor would likely consider important in making his or her investment decision; or

•	any information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Examples of Material Information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Information provided by a company could be material because of its expected effect on a particular class of securities, all of a company’s securities, the securities of another company, or the securities of several companies. The prohibition against misusing Material Non-public Information applies to all types of financial instruments including, but not limited to, stocks, bonds, warrants, options, futures, forwards, swaps, commercial paper, and government-issued securities. Material Information need not relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

Non-public Information - Information is “non-public” until it has been effectively communicated to the market and the market has had time to “absorb” the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

Once information has been effectively distributed to the investing public, it is no longer non-public. However, the distribution of Material Non-public Information must occur through commonly recognized channels for the classification to change. In addition, there must be adequate time for the public to receive and digest the information. Non-public Information does not change to public information solely by selective dissemination. Examples of the ways in which Non-public Information might be transmitted include, but are not limited to in person, in writing, by telephone, during a presentation, by email, instant messaging, text message, or through social networking sites.

Supervised Persons must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Non-public Information.

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Policies and Procedures

The purpose of the Insider Trading Policies within the TCL Code of Ethics, and in the Market Conduct section of the TCL Compliance Manual is to educate Supervised Persons regarding insider trading, and to detect and prevent insider trading by any person associated with the Firm. The term “insider trading” is not defined in the securities laws, but generally, it refers to the use of Material Non-public Information to trade in securities or the communication of Material Non-public Information to others.

Prohibited Use or Disclosure of Material Non-public Information

Supervised Persons are strictly forbidden from engaging in Insider Trading, either personally or on behalf of the Firm or its clients.

In certain situations, depending on facts and circumstances, Material Non-public Information may also be received subject to a confidentiality agreement. The Head of Compliance must approve all written confidentiality agreements relating to the receipt of Material Non-public Information. Any disclosure or use of Material Non-public Information in violation of such an agreement is prohibited.

Supervised Persons may disclose Material Non-public Information only to the Firm Supervised Persons and outside parties who have a valid business reason for receiving the information, and only in accordance with any confidentiality agreement or information barriers that apply.

Selective Disclosure

Material non-public Information about the Firm’s investment strategies, including client holdings, may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. The dissemination of such information may be a violation of the fiduciary duty that the Firm owes to its clients.

Receipt of Information

In certain instances, Supervised Persons of the Firm may receive information that may be deemed to be Material Non-public Information. To the extent possible, Supervised Persons should seek pre-approval from the Head of Compliance prior to accessing such information. In all cases, Supervised Persons should immediately inform the Head of Compliance if they have or believe they have received Material Non-public Information.

Certain Supervised Persons may have access to Material Non-public Information as part of their regular job responsibilities

If Supervised Persons have questions as to whether they are in possession of Material Non-public Information, they should contact the Head of Compliance immediately. The Head of Compliance will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated. The Head of Compliance may also consult legal counsel.

Upon knowledge that any persons associated with the Firm may have received unauthorized Material Non-public Information, the Head of Compliance will take immediate action to investigate the matter thoroughly. Where a Supervised Person may have received Material Non-public Information, the Head of Compliance will prepare a written memorandum describing the information, its source, and the date that the information was received. The Head of Compliance will determine what precautions may be appropriate to protect the improper dissemination or use of the information. The Head of Compliance will communicate restriction requirements to all Supervised Persons in writing immediately after determining the need for such additional measures.

Relationships with Potential Insiders

The concept of “insider” is broad, and includes all persons associated with a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for the company’s purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services.

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Temporary insiders may also include the following: a company’s attorneys, accountants, consultants, bank-lending officers and the Supervised Persons of such organizations.

Third parties with whom the Firm has a relationship, such as the Firm’s analyst or researcher, may possess Material Non-public Information. Access to such information could come as a result of, among other things:

•	Being employed or previously employed by an issuer (or sitting on the issuer’s board of directors);

•	Working for an investment bank, consulting firm, supplier, or customer of an issuer;

•	Sitting on an issuer’s creditors committee;

•	Personal relationships with connected individuals; and

•	A spouse’s involvement in any of the preceding activities.

A Supervised Person may become a temporary insider for a company he or she advises. Temporary insiders may also include a company’s attorneys, accountants, consultants, or bank lending officers.

Individuals associated with a third party who have access to Material Non-public Information may have an incentive to disclose the information to the Firm due to the potential for personal gain. Supervised Persons should be extremely cautious about investment recommendations, or information about issuers that they receive from third parties. Supervised Persons should inquire about the basis for any such recommendations or information, and should consult with the Head of Compliance if there is any appearance that the recommendations or information are based on Material Non-public Information.

Paying Industry Experts for Research

The Company’s Supervised Persons may pay to consult with industry experts as part of the Firm’s research process and in accordance with the Expert Networks policy within the TCL Compliance Manual.

Rumours

Creating or passing rumours with the intent to manipulate securities prices or markets may violate the anti-fraud provisions of Federal Securities Laws. Such conduct is contradictory to the Firm’s Code of Ethics, as well as the Firm’s expectations regarding appropriate behaviour of its Supervised Persons. Supervised Persons are prohibited from knowingly circulating rumours or sensational information with the intent to manipulate securities or markets.

This policy is not intended to discourage or prohibit appropriate communications between Supervised Persons of the Firm and other market participants and trading counterparties.

Consult with the Head of Compliance if you have questions about the appropriateness of any communications.

Penalties for Insider Trading

The legal consequences for trading on or communicating Material Non-public Information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include:

•	civil injunctions;

•	jail sentences;

•	revocation of applicable securities-related registrations and licenses;

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

•	fines for the Supervised Person or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

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GIFTS AND ENTERTAINMENT

Policies and Procedures

The Company’s Supervised Persons must follow the Gifts and Entertainment Policy within the TCL Compliance Manual.

Supervised Persons must consult with the Head of Compliance if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this Policy.

The threshold for pre-approval and reporting to the Compliance Officer is £100 per person.

All members of staff are required to seek pre-approval from the Compliance Officer for any gifts, inducements or entertainment offered or received that is likely to be valued at £100 per person or above.

	Pre-Approval	Reporting
Gift or Entertainment Received Value	£100	£100
Gift or Entertainment Given Value	£100	£100

The offering or receipt of cash is strictly prohibited.

Gifts and Entertainment Given to Union Officials

Any gift or entertainment provided by the Firm to a labor union or a union official in excess of $250 per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of the Firm’s fiscal year. Consequently, all gifts and entertainment provided to labor unions or union officials must be reported to the Head of Compliance.

Gifts and Entertainment Given to Foreign Governments and “Government Instrumentalities”

The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

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APPENDIX 1- TRIUM CAPITAL LLP PERSONAL ACCOUNT DEAILING POLICY

PURPOSE

The purpose of this Trium Capital LLP (“Trium”, “TCL” or “the Firm”) Personal Account Dealing (“PAD”) Policy is to ensure that all PAD carried out by TCL Staff is managed in accordance with the applicable regulation, and to prevent potential conflict in relation to PAD.

This policy forms part of the TCL Compliance Manual and Code of Ethics.

REGULATORY REQUIREMENTS

(a)	FCA Principle 8 requires the Firm to manage conflicts of interest fairly, both between the Firm and its clients as well as between one client and another client.

To this end the Firm has conducted a review of its potential conflicts of interest and Personal Account Dealing has been identified as a potential risk. This includes misuse of confidential client information by dealing on own account while in possession of such confidential information, or front running investment decisions made by the Firm on personal dealing accounts.

The following measures included within this policy have been identified as potential mitigants to the risks outlined above:

•	Pre-approval and vetting of trade requests;

•	Information barrier procedures.

•	Maintenance of Restricted and Watch lists;

•	Prohibition on use of inside information; and

•	Senior management setting a ‘tone from above’ regarding this policy.

The purpose of this Policy is to set out the details of such measure and the attendant processes Trium Staff are required to follow.

(b)

Market Abuse Regulation (“MAR”): The FCA Handbook Section COBS 11.7 requires firm to “establish, implement and maintain adequate arrangements aimed at preventing …activities …prohibited under MAR.” This includes insider trading and MAR introduces stricter requirements as to, for example the maintenance of Insider Lists.

(c)	Market Watch 62 provides further guidance on the FCA’s expectations on firm’s PA dealing controls, in particular:

•	Ensuring that all Staff understand the PAD policy and procedure

•	Ensuring that Staff does not circumvent the policy

•	Ensuring that the controls are proportionate to the firm

•	Ensuring that all Staff receive sufficient training on the PAD

The FCA and SEC regulate the investment business undertaken by the Firm and require it to take reasonable steps to ensure that personal account transactions in designated investments by any of its Staff do not conflict with its duties to its clients under the regulatory system.

Rule 17j-1 under the Investment Company Act (the “1940 Act”) provides that it is unlawful for any affiliate of a fund or its investment adviser to engage in certain conduct. In addition, Rule 17j-1 and Rule 204A-1 under the Investment Advisers Act (the “Advisers Act”) require each SEC-registered investment adviser and each SEC-registered investment company to adopt written codes of ethics containing provisions reasonably necessary to prevent employees and certain other persons from engaging in personal trading in violation of these Rules, and to maintain records, use reasonable diligence, and adopt and implement procedures as reasonably necessary to prevent, detect and correct violations. It is unlawful to engage in personal securities transactions in violation of these Rules, general antifraud rules under the federal and state securities laws and fiduciary duties owed to clients.

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In order to comply with the FCA’s rules on PAD transactions and the SEC’s Rule 17j-1 and Rule 204A-1, all TCL Staff are required to adhere with the provisions of this policy.

SUMMARY OF PA DEALING REQUIREMENTS

This policy applies to all TCL Staff (“Supervised Persons”).

Supervised Person - A “Supervised Person” is any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser. This may also include all temporary workers, consultants, independent contractors, and anyone else designated by the Head of Compliance.

For purposes of the Policy, such ‘outside individuals’ will generally only be included in the definition of a supervised person, if their duties included access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Policy. The Head of Compliance shall make the final determination as to which of these are considered supervised persons.

Pre-approval for PAD in ‘Pre-Approvable Securities’, as defined below, is required for all Supervised Persons.

Additional requirements apply only to a subset of Supervised Persons that are categorised as (“Access Persons”).

Access Person - An “Access Person” is a Supervised Person who has access to non-public information regarding any client’s purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are non-public. All of the Company’s directors, officers, and partners are presumed to be Access Persons.

A list of individuals determined under the two categories is set out in the TCL Access & Supervised Persons register. All TCL Staff are required to be aware of their categorisation and understand their obligations for reporting as set-out in the table below.

SUMMARY OF PA DEALING REQUIREMENTS
ACTIVITY	ALL STAFF (SUPERVISED PERSON)	ACCESS PERSONS
Pre-Approval for trading in “Pre-Approvable Securities”	X	X

Covered Account Declaration		X

Initial / Annual Holdings Declaration of transactions in “Reportable Securities”		X

Quarterly Transactions Declaration of transactions in “Reportable Securities”		X

PRE-APPROVAL FOR TRADING IN “PRE-APPROVABLE SECURITIES”

All Supervised Persons are required to seek pre-approval from the Head of Compliance for all trading in “Pre-Approvable Securities”,

Pre-Approvable Securities:

•	All single name equities and linked derivatives;

•	IPOs; (see Rule 204A-1(c))

•	Limited offerings (e.g., private placement investments) (see Rule 204A-1(c)); [1]

1	Rule 204A-1(c) https://www.law.cornell.edu/cfr/text/17/275.204A-1.)

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•	Private equity investments

Pre-approval is sought through TCL’s Compliance Portal serviced by My Compliance Office (“MCO”). The content of the pre-approval form is contained in Appendix C.

A PAD Approval Form must be submitted via MCO (Appendix C). An approval to transact a personal account transaction will remain valid for a period of 24 hours.

If pre-approval is denied, Staff must not:

•	Procure any other person to enter into such a transaction; and/or

•	Communicate any information or opinion to another person if you know or ought to know that the person will, as a result, enter into such a transaction.

Initial Public Offerings and Private Placements

Access Persons must obtain approval from the Head of Compliance before investing in an initial public offering (“IPO”) or private placement.

Minimum Holding Period

TCL has a minimum holding period requirement for PAD of 30 days. This is in order to prevent speculative or excessive PAD or PAD for short term profits.

The Firm reserves the right to restrict PAD by Staff and in Covered Accounts which it considers speculative, excessive or inconsistent with the best interests of the Firm and its clients. The Firm reserves the right to require Staff to reverse, cancel or freeze, at the Staff member’s expense, any transaction or position which is inconsistent with this PAD Notice. The Firm additionally reserves the right, in its discretion, to impose further restrictions from time to time on the trading activities of any Staff member.

Prohibited Transactions

No Staff member or Covered Account is permitted to:

•	Trade while in possession of inside information or encourage others to do so.

•	Trade in advance of, or based upon, knowledge of a proprietary or customer trading position, order, or planned order.

•	Trade in securities held by any of the funds managed by the Firm or managed accounts for which the Firm has discretionary investment management.

•	Trade a security on the Firm’s Insider List or insider list, without prior approval by Compliance.

•	Participate in new public offerings (IPOs or follow-ons) of equity, equity-linked and corporate debt securities registered with the SEC, unless approved by the Head of Compliance.

•	Otherwise engage in PAD that conflicts with duties owed to the Firm or its clients.

REPORTABLE AND NON-REPORTABLE SECURITIES

Reportable Securities - Means all Securities, except Non-Reportable Securities, as listed below.

Security or Securities - Means anything that is considered a “security” under the Investment Advisers Act of 1940. This is a broad definition of security. It includes most kinds of investment instruments, including things that one might not ordinarily think of as “securities,” such as:

•	exchange traded funds.

•	options on securities, on indexes and on currencies.

•	investments in all kinds of limited partnerships.

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•	investments in private investment funds and hedge funds.

•

investments in any registered investment company for which TCL is a sub-adviser i.e., the Goldman Sachs Trust II – Goldman Sachs Multi-Manager Alternatives Fund, and the Goldman Sachs Funds II – Goldman Sachs Global Multi-Manager Alternatives Portfolio.

Non-Reportable Securities: The following types of securities are exempt from reporting requirements under this policy:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments; including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end investment companies registered in the U.S., none of which are advised or underwritten by the Company or an affiliate;

•	Interests in 529 college savings plans;

•	Shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds;

•	Securities Issued in the UK by the NS&I;

•	Investments in non-US unit trusts and non-US mutual funds; and

•	AUTs and OEICs2; and

•	Unit-Linked Life and Pension Products.

Exchange-traded funds, or ETFs, are somewhat similar to open-end registered investment companies. However, ETFs are Reportable Securities and are subject to the reporting requirements contained in this policy.

The term “digital asset” refers to an asset that is issued and/or transferred using distributed ledger or blockchain technology, including, but not limited to, “virtual currencies,” “coins,” and “tokens.” A particular digital asset may or may not meet the definition of “security” under the federal securities laws. If you have any questions as to whether your digital asset is reportable, contact the Head of Compliance.

COVERED ACCOUNT DECLARATIONS

Covered Account - Means any brokerage account in which an Access Person has any direct or indirect beneficial ownership, as well as discretion over the account, which typically includes securities held by immediate family members sharing the same household. Immediate family members include children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Access Persons to exclude accounts held personally or by immediate family members sharing the same household if the Access Person does not have any direct or indirect influence or control over the accounts.

Blind Account - A Blind Account means regulated collective investment schemes, for example, unit trusts, government and other public securities, life policies and in respect of transactions effected under a discretionary portfolio management service where there is no prior communication between you and the manager in connection with any particular transaction, i.e., where there is no discretion over the account. Blind accounts do not need to be declared.

All Access Persons must declare in MCO all of their Covered Accounts as defined above:

•	Within 10 days of commencing employment with the Firm (See Appendix A).

•	Annually, within 30 days of the beginning of each calendar year (See Appendix A).

[2]	SEC No action letter M&G Investment Management Ltd 1 March 2007.

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•	At any time when a new account is added.

Access Persons should consult with the Head of Compliance before excluding any accounts held by immediate family members sharing the same household.

All Access Persons must consult with the Head of Compliance if there is any doubt as to whether an account should be considered a Covered Account.

Improper trading activity can constitute a violation of this policy. Nevertheless, the Policy can be violated by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Individual conduct can violate this policy even if no clients are harmed by such conduct.

QUARTERLY TRANSACTIONS DECLARATION

Transaction Reports

All Access Persons are required to submit via MCO, transaction reports no later than 30 days from the end of each calendar quarter. Each transaction report must cover, at a minimum, all transactions during the quarter.

The quarterly transaction reporting requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts, in which such transactions took place, to the Company, c/o the Head of Compliance, provided all required information is included in the report and the Company receives the confirmations or statements not later than 30 days after the close of the calendar quarter in which the transaction(s) took place. Alternatively, Access Persons may submit this information via MCO.

If an Access Person does not have any transactions or account openings to report, a nil return should be indicated on the Quarterly Transactions Declaration and submitted in MCO within 30 days of the end of each calendar quarter.

The content of the Quarterly Transactions Declaration is contained within Appendix B.

INITIAL/ANNUAL HOLDINGS DECLARATION

Initial Holdings Reports

No later than 10 calendar days after a Supervised Person becomes an Access Person (or within 10 days of the adoption of this Policy if the Supervised Person was already an Access Person at the time of its adoption), that Access Person must submit an Initial Holdings Report to the Head of Compliance. The information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

The content of the Initial Holdings Report is contained within Appendix A.

Annual Holdings Reports

By the 31st January of each year, each Access Person must file an Annual Holdings Report in MCO.

All information contained in the holding report must be current as of the date no more than 45 days prior to the date the report is submitted. If you do not have any holdings to report, this should be indicated on the relevant holdings report.

The content of the Annual Holdings Report is contained within Appendix A.

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Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, Access Persons are not required to submit:

•

Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan. However, any transaction that overrides the pre-set schedule or allocations of the Automatic Investment Plan must be included in a quarterly transaction report; or

•

Any reports with respect to Reportable Securities held in accounts over which the Access Person had no direct or indirect influence or control, such as a blind trust, wherein the Access Person has no knowledge of the specific management actions taken by the trustee and no right to intervene in the trustee’s management.

Any investment plans or accounts for which an Access Person claims an exception based on “no direct or indirect influence or control” must be brought to the attention of the Head of Compliance who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception and make record of such determination. Unless and until such exception is granted, all applicable reporting requirements shall apply.

“No direct or indirect influence or control” with respect to an account shall mean that the Access Person has 1) no knowledge of the specific management actions taken by the trustee or third party manager; 2) no right to intervene in the management of the account by the trustee or third party manager; 3) no discussions with the trustee or third party manager concerning account holdings which could reflect control or influence; and 4) no discussions with the trustee or third party manager wherein the Access Person provides investment directions or suggestions.

In making a determination of whether or not the Access Person has direct or indirect influence or control, the Head of Compliance will ask for information about the Access Person’s relationship with the party responsible for making the investment decisions regarding the account (i.e., independent professional versus friend or relative; unaffiliated versus affiliated firm).

The Company requires that all Access Persons seeking a reporting exception for an account based on “no direct or indirect influence or control” submit such a request in writing to the Head of Compliance initially when the exception is first sought, and no less than annually thereafter confirm in writing that the exception still applies.

The Head of Compliance may periodically request information or a certification from a party responsible for managing the account and may also periodically request reporting on the account to identify transactions that would have been prohibited pursuant to this policy absent the exception granted.

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APPENDIX A: INITIAL AND ANNUAL HOLDINGS REPORT FORM

As an alternative to completing the tables below, you can provide the Compliance Officer with a copy of your most recent brokerage statements, provided that the information is current and the statements include ALL of your securities holdings and open brokerage accounts. Any holdings and/ or accounts not reflected in these statements must be noted below:

The following is a list of all my personal securities holdings, including holdings in my personal brokerage accounts, in any account in which I have direct or indirect beneficial interest and in any account over which I have investment discretion or provide investment advice.

Employee Name:

Calendar Year Ending (for
Annual Holdings Reports only):
Security Description	Symbol/ Stock Code	Number of Shares Held	Current Principal Amount of the Security	Name of Broker/ Dealer or Bank	Account number

The following is a list of all brokerage accounts currently established for myself, my spouse, domestic partner, minor children, and any family member living in my residence, and for any other account in which I have beneficial ownership or for which I have investment discretion.

Employee Name:

Calendar Year Ending (for Annual Holdings Reports only):

Broker Name and Address	Account Number	Name of the Account

The undersigned hereby certifies that I have disclosed every personal security transaction and brokerage account in accordance with the requirements of the Firm’s Personal Account Dealing Notice.

Name:

Signature:

Date:

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APPENDIX B: QUARTERLY TRANSACTION REPORTS FORM

As an alternative to completing the tables below, you can provide the Compliance Officer with a copy of your brokerage statements, provided the statements include ALL of your personal securities transactions carried out in the calendar quarter.

Employee Name:

For calendar quarter ending:

Date	Security	Number Shares	Buy/ Sell	Broker

The undersigned hereby certifies that I have disclosed every personal security transaction carried out in the calendar quarter in accordance with the requirements of the Firm’s Personal Account Dealing Notice.

Name:

Signature:

Date:

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APPENDIX C: PERSONAL ACCOUNT DEALING APPROVAL FORM

Application for permission to execute a Personal Account Trade

Staff Name:

Name of Security/Instrument:

Quantity:

Buy/Sell/Opening/Closing:

Name of broker through which this trade will be executed:

Are you in possession of any information on this instrument or its issuer which could be deemed as Inside or Confidential:

Are you aware of any conflicts regarding your eligibility to execute this trade:

Signed:

Date of Request:

Approved:

Date and time of Approval:

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APPENDIX 2- US SEC RULE 204 – 2 - RECORDKEEPING REQUIREMENTS TABLE

Required Documents	Period of Retention	Legal Basis

Corporate and Financial Records of the Firm

A. Formation documents (including the firm’s and any predecessor’s articles of incorporation, charters, or certificates of formations, and any amendments thereto)	3 years after termination of the enterprise	Rule 204-2(e)(2)

B. Minute books	3 years after termination of the enterprise	Rule 204-2(e)(2)

C. Stock certificate books	3 years after termination of the enterprise	Rule 204-2(e)(2)

D. Journals, including cash receipts and disbursements and any other records of original entry forming the basis of entries in any ledger	5 years[1]	Rule 204-2(a)(1)

E. General and auxiliary ledgers or other comparable ledgers reflecting assets, liabilities, reserve, capital, income and expense accounts	5 years	Rule 204-2(a)(2)

F. Check books, bank statements, cancelled checks, and cash reconciliations of the firm	5 years	Rule 204-2(a)(4)

G. Bills statements (or copies thereof), paid or unpaid, relating to the business of the firm	5 years	Rule 204-2(a)(5)

H. Trial balances, financial statements, and internal audit working papers relating to the business of the firm	5 years	Rule 204-2(a)(6)

I. All written agreements (or copies thereof) entered into by the firm with any client or otherwise relating to the business of the firm	5 years	Rule 204-2(a)(10)

Regulatory Filings

A. Form ADV, including all amendments	5 years	Rules 204-1(c) and 204-2(a)(14) for Part II of Form ADV

B. The firm’s organizational chart, personnel directory, and a description of functions and duties of each department and employee	Permanently on a current basis	Form ADV Disclosures; Internal Controls

C. Schedule or chart of all affiliated entities	Permanently on a current basis	Form ADV Disclosures; Internal Controls

D. List of all prior, present, or potential litigation in which the firm or its officers, directors, or employees that may have a material effect on the firm or otherwise trigger disclosure obligations

	Permanently	Form ADV Disclosures; Internal Controls

E. Documents evidencing registration status of the firm with the SEC	Permanently	Internal Controls

F. Reports required to be filed under the Securities Act of 1933, including, if applicable, Form D for private placements sponsored by the firm	Permanently	Internal Controls

[1]

Most books and records must be maintained and preserved in an easily accessible place for a period of not less than 5 years from the end of the fiscal year during which the last entry was made on such record or the end of the fiscal year during which the firm last published or otherwise disseminated such record. During the first 2 years, these books and records must be kept in an appropriate office of the firm.

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Required Documents	Period of Retention	Legal Basis
G. Reports required to be filed under the 1934 Act, including, if applicable: • Schedules 13D and 13G • Form 13F	5 years	Internal Controls

H. Copies of all notice filings sent to states where the firm has a place of business	Permanently	Internal Controls

I. List of all of the firm’s “investment adviser representatives,” if any, and the states in which these persons have a “place of business,” as defined in Rule 203A-3(b)	Permanently	Internal Controls

J. Copies of all state filings made on behalf of investment advisory representatives, if any, as well as copies of all state licenses obtained by investment advisory representatives, if any	Permanently	Internal Controls

K. Copies of any filings required to be made with any offshore regulatory authorities	Permanently	Internal Controls

Marketing Records

A. Copies of all notices, circulars, advertisements, newspaper articles, investment letters, bulletins, or other communications that the firm circulates or distributes, directly or indirectly, to 10 or more persons (other than persons connected with the firm)

	5 years	Rule 204-2(a)(11)

B. Separate memoranda indicating the reasons for a recommendation if a notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication recommends the purchase or sale of a specific security but does not state the reasons for such recommendation

	5 years	Rule 204-2(a)(11)

C. Performance Information	5 years	Rule 204-2(a)(16)

1.  All accounts, books, internal working papers, and any other records or documents that are necessary to form the basis for or demonstrate the calculation of the performance or rate of return of any or all managed accounts or securities recommendations in any notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication that the firm circulates or distributes, directly or indirectly, to 10 or more persons (other than persons connected with the firm).

2.  With respect to the performance of managed accounts, the firm may limit its retention to (1) all account statements, as long as they reflect all debits, credits, and other transactions in a client’s account for the period of the statement, and (2) all worksheets necessary to demonstrate the calculation of the performance or rate of return of all managed accounts.

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Required Documents	Period of Retention	Legal Basis
D. Solicitation Records (to be retained if the firm pays cash to any third party in return for investor referrals):	5 years	Rule 206-4(3)

1. Written agreements with solicitors establishing the solicitation arrangement

2. Copies of separate written disclosure statements prepared by third-party solicitors and delivered to investors, if any

3. Written acknowledgement of receipt obtained from clients in connection with receipt of the firm’s Brochure and the solicitor’s written disclosure statement if referred by a third-party solicitor	5 years	Rule 204-2(a)(15)

4. Copies of any due-diligence questionnaires completed by third-party solicitors relating to past conduct that might disqualify the person from acting as a solicitor	5 years	Rule 206(4)-3(a)(1)(ii) generally

5. List of investors obtained through a solicitor, with a cross reference identifying the solicitor	5 years	Internal Controls

6. Any due diligence records relating to the firm’s efforts to ascertain whether third-party solicitors have complied with the written solicitation agreements	5 years	Rule 206(4)-3(a)(2)(iii)(C) generally

Client Relationship Records

A. Investment advisory agreements (or copies thereof)	5 years	Rule 204-2(a)(10)

B. Fee schedules (if not included in the investment advisory agreements)	5 years	Rule 204-2(a)(10)

C. Each client’s investment objectives (if not included in the investment advisory agreements)	5 years	Rule 204-2(a)(10)

D. Each version of any offering memoranda	5 years	Internal Controls;

E. Subscription agreements with investors	5 years	Rule 204-2(a)(10) Rule 204-2(a)(10)

F. List or other record of all accounts in which the firm is vested with any discretionary power with respect to the funds, securities, or transactions of any client	5 years	Rule 204-2(a)(8)

G. Powers of attorney and other evidences of the granting of any discretionary authority by any client to the firm	5 years	Rule 204-2(a)(9)

H. Any other written agreements with investors, including any side letters	5 years	Rule 204-2(a)(10)

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Required Documents	Period of Retention	Legal Basis
I. Written Communications	5 years	Rule 204-2(a)(7)

1.  Originals and copies of all written communications received and sent by the firm – whether in hardcopy or electronic version (including e-mails) – relating to (i) any recommendation made or proposed to be made and any advice given or proposed to be given, (ii) any receipt, disbursement or delivery of funds or securities, or (iii) the placing or execution of any order to purchase or sell any security.

2.  The firm is not required to keep: (i) any unsolicited market letters and other similar communications of general public distribution not prepared by or for the firm; or (ii) a record of the names and addresses of the persons to whom the firm sent any notice, circular or other advertisement offering any report, analysis, publication or other investment advisory service to more than 10 persons (except that if such notice, circular or advertisement is distributed to persons named on any list, the firm will retain with the copy of such notice, circular or advertisement a memorandum describing the list and its source).

J. Complaint file (including any client complaints and responses thereto)	5 years	Rule 204-2(a)(7)

K. A copy of each Part II of Form ADV (or Brochure), and each amendment or revision to the document, given or sent to any client or prospective client of the firm in accordance with Rule 204-3, along with a record of the dates that each Part II of Form ADV, and each amendment or revision thereof, was given or offered to be given, to any investor or prospective client who subsequently becomes a client.

	5 years	Rule 204-2(a)(14)

L. Custody records (if The Firm has custody or possession of securities or funds of any client)

1. Journals or other records showing all purchases, sales, receipts and deliveries of securities (including certificate numbers) for such accounts and all other debits and credits to such accounts	5 years	Rule 204-2(b)(1)

2. Separate ledger accounts for each such client showing all purchases, sales, receipts and deliveries of securities, the date and price of each purchase and sale, and all debits and credits.	5 years	Rule 204-2(b)(2)

3. Copies of confirmations of all transactions effected by or for the account of any such client	5 years	Rule 204-2(b)(3)

4.  Records for each security in which any such client has a position, which must show the name of each such client having any interest in such security, the amount or interest of each such client, and the location of each such security

	5 years	Rule 204-2(b)(4)

5. List of all qualified custodians used for each client’s assets	Current	Best practices (but see Rule 204-2(b))

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Required Documents	Period of Retention	Legal Basis
M. Proxy voting records

1. Copies of all written policies and procedures reasonably designed to ensure that the firm votes clients’ securities in the best interest of the clients	5 years	Rule 204-2(c)(2)

2. Copies of each proxy statement that the firm receives regarding clients’ securities[2]

3. A record of each vote cast by the firm on behalf of a client[3]

4. Copies of any document created by the firm that was material to making a decision on how to vote proxies on behalf of a client or that memorializes the basis for the decision

5.  Copies of each written client request for information on how the firm voted proxies on behalf of the client’s fund, and a copy of any written response by the firm to any (written or oral) client request for information on how the firm voted proxies on behalf of the client’s fund

Portfolio Management Records

A. Trade orders

1.  Memoranda of: (1) each trade order given by the firm for the purchase or sale of any security; (2) any instruction received by the firm from the client concerning the purchase, sale, receipt, or delivery of a particular security; and (3) any modification or cancellation of any such order or instruction.

	5 years	Rule 204-2(a)(3)

2.  Each memorandum must: (1) show the terms and conditions of the order, instruction, modification, or cancellation; (2) identify the person connected with the firm who recommended the transaction to the client and the person who placed such order; (3) show the account for which the transaction was entered, the date of entry, and the bank, broker or dealer by or through whom the transaction was executed where appropriate; and (4) designate whether any such orders were entered pursuant to discretionary authority.

B. Research reports and other materials received from any source (including the firm) if used in the process of making recommendations (excluding unsolicited market letters and other similar communications of general public distribution not prepared by or for the firm)

	5 years	Rule 204-2(a)(7)

C. For “best execution,” documents sufficient to demonstrate the periodic and systematic evaluation of the quality and cost of services received from broker-dealers who execute the firm’s trades, such as minutes of any best execution committees, information received and evaluated, conclusions reached and decisions made, and determinations that practices are consistent with disclosures in the firm’s Form ADV

	5 years	Internal Controls

[2]

The firm may satisfy the requirement to maintain proxy statements by (i) relying on a third party to make and retain, on the firm’s behalf, a copy of a proxy statement (provided that the firm has obtained an undertaking from the third party to provide a copy promptly on request) or (ii) relying on obtaining a copy of a proxy statement from the SEC’s EDGAR system.

[3]

The firm may satisfy the requirement to maintain records of votes by relying on a third party to make and retain, on the firm’s behalf, a record of proxy votes (provided that the firm has obtained an undertaking from the third party to provide a copy promptly on request).

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Required Documents	Period of Retention	Legal Basis
D. Records relating to soft dollar arrangements

1. Copies of written agreements with broker-dealers relating to soft dollar arrangements	5 years	Rule 204-2(a)(10)

2. Records of the basis for allocations of mixed-use products and services between hard and soft-dollar components	5 years	Advisers Act Release No. 23170 (April 23, 1986)

3. List of all products and services received from broker-dealers	5 years	Internal Controls

E. Records obtained or generated that support the value assigned to any security held by a client account, particularly for illiquid securities that are not reported or quoted on an exchange	5 years	Internal Controls

Supervision and Compliance Oversight Records

A. A copy of the firm’s Code of Ethics	Each version maintained for 5 years	Rule 204-2(a)(12)

B. A record of every violation of the Code of Ethics and any action taken as a result of the violation	5 years	Rule 204-2(a)(12)

C. A record of all written acknowledgments of each employee’s receipt of the Code of Ethics and any amendment thereto	5 years	Rule 204-2(a)(12)

D. A record of each report made by an access person in compliance with the Firm’s Code of Ethics	5 years	Rule 204-2(a)(13)

E. A record of the names of persons who are currently, or within the past 5 years were, access persons of the firm	5 years	Rule 204-2(a)(13)

F. A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities offered in Initial Public Offerings or Limited Offerings by access persons	5 years after the end of the fiscal year in which the approval is granted	Rule 204-2(a)(13)

G. Copies of the firm’s Code of Ethics & Compliance Manual, which contains the firm’s compliance policies and procedures reasonably designed to prevent violations by the firm and its supervised persons of the Advisers Act and the rules there under

	Each version maintained for 5 years	Rule 204-2(a)(17)(i)

H. Any records documenting the firm’s annual review of its compliance policies and procedures	5 years	Rule 204-2(a)(17)(ii)

I. A record of all written acknowledgements of each employee’s receipt of the TCL Code of Ethics & Compliance Manual and any amendments thereto	5 years	Internal Controls

J. Employment records (including the dates of employment, the addresses, social security number and disciplinary history for each employee, officer, and director)	Permanently, on a current basis	Internal Controls; Form ADV disclosures; Section 203(e) prohibition on hiring persons subject to statutory disqualifications

K. Copies of all correspondence with the SEC, including no-action letters, exemptive orders or deficiency letters	Permanently	Internal Controls

L. Copies of all correspondence with self-regulatory organizations (SROs)	Permanently	Internal Controls

M. Copies of all correspondence with any offshore regulatory authority	Permanently	Internal Controls

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